Exhibit 16


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THAT ACT OR, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE CORPORATION, AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID"): (1) THE ISSUE PRICE IS THE NOTE'S STATED PRINCIPAL AMOUNT; (2) THE ISSUE DATE IS SEPTEMBER 4, 2001; (3) THE YIELD TO MATURITY (COMPOUNDED QUARTERLY) IS 12%; AND (4) THE AMOUNT OF THE ORIGINAL ISSUE DISCOUNT IS $3,292,500 (NOT INCLUDING ANY OID WITH RESPECT TO ADDITIONAL NOTES ISSUED IN LIEU OF CASH INTEREST PAYMENTS).

                        SAVVIS COMMUNICATIONS CORPORATION

                       12% Convertible Senior Secured Note
                                 due May 1, 2005

Registered S-06                                              New York, New York
$7,500,000.00                                                 September 4, 2001

                     SAVVIS COMMUNICATIONS CORPORATION, a Delaware corporation (hereinafter called the "Corporation"), for value received, hereby promises to pay Reuters Holdings Switzerland SA, or registered assigns (the "Holder"), the principal sum of SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS AND NO CENTS ($7,500,000.00), in a single installment on May 1, 2005 (the "Maturity Date"), or the next preceding Business Day (as defined below) with interest (computed on the basis of a 360-day year) from the date hereof on the unpaid principal amount hereof. Such interest shall accrue at the rate of 12% per annum, compounded on a quarterly basis, payable on the first day of February, May, August and November of each year (each such day being an "Interest Payment Date") commencing on November 1, 2001, by, at the option of the Corporation, (i) the payment of cash to the Holder or, (ii) until August 1, 2004, the issuance of an additional Note or Notes (each a "PIK Note") by the Corporation in favor of the Holder, in substantially the form hereof, in a principal amount equal to the interest payable to such holder on such Interest Payment Date, until the principal amount hereof shall have become due and payable, whether at maturity or by acceleration or otherwise, and thereafter at the rate of 14% per annum on any overdue principal amount and (to the extent permitted by applicable law) on any overdue interest until paid.

                     The payment of principal and interest on this Note shall be in such currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts.

                     If for any reason one or more PIK Notes shall not be delivered in accordance herewith, interest on the unpaid principal of each PIK Note shall accrue from the Interest Payment Date in respect of which such PIK Note should have been issued until repayment in cash of the principal and payment in cash of all accrued interest in full. Interest shall accrue on this Note such that the aggregate interest due and payable on the Maturity Date and on each Interest Payment Date would be the same as if all PIK Notes not issued had been issued in accordance with the terms of this Note, and the principal payable on the Maturity Date with respect to this Note shall be an amount equal to the sum of the principal outstanding hereunder and the aggregate principal which would be outstanding if the PIK Notes not issued had been issued in accordance with the terms of this Note.

                     For purposes of this Note, "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday under the laws of the State of New York.

                     1. NOTES AND SECURITY. This Note is issued pursuant to the Securities Purchase Agreement, dated as of May 16, 2001 (the "Purchase Agreement"), by and between the Corporation and Reuters Holdings Switzerland SA, a societe anonyme organized under the laws of Switzerland, providing for, among other things, the issuance of 12% Convertible Senior Secured Notes due May 1, 2005 in the aggregate principal amount not to exceed $45,000,000 (such 12% Convertible Senior Secured Notes are referred to herein collectively as the "Notes"). All payments of principal and interest on this Note shall be secured pursuant to the terms of that certain Missouri Future Advance Deed of Trust and Security Agreement, dated as of May 11, 2001, as amended or supplemented from time to time between the Corporation's subsidiary, Savvis Communications Corporation, a Missouri corporation, and the other parties thereto. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Purchase Agreement.


                     2. TRANSFER OR EXCHANGE OF NOTES. The Corporation shall keep at its office or agency maintained as provided in subsection (a) of Section 9 a register in which the Corporation shall provide for the registration of Notes and for the registration of transfer and exchange of Notes. The holder of this Note may, at its option, and either in person or by duly authorized attorney, surrender the same for registration of transfer or exchange at the office or agency of the Corporation maintained as provided in subsection (a) of
Section 9, and, without expense to such holder (except for taxes or governmental charges imposed in connection therewith), receive in exchange therefore a Note or Notes in such denomination or denominations as such holder may request (but in any event in denominations of not less than $1,000 principal amount, dated as of the date to which interest has been paid on the Note or Notes so surrendered for transfer or exchange, for the same aggregate principal amount as the then unpaid principal amount of the Note or Notes so surrendered for transfer or exchange, and registered in the name of such person or persons as may be designated by such holder. Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or shall be accompanied by a written instrument of transfer, satisfactory in form to the Corporation, duly executed by the holder of such Note or his attorney, duly authorized in writing. Every Note so made and delivered in exchange for this Note shall in all other respects be in the same form and have the same terms as this Note. No transfer


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
or exchange of any Note shall be valid unless made in the foregoing manner at such office or agency.

                     3. LOSS, THEFT, DESTRUCTION OR MUTILATION OF NOTE. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Note, and, in the case of any such loss, theft or destruction, upon receipt of an affidavit of loss from the holder hereof reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Corporation will make and deliver, in lieu of this Note, a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on this Note.

                     4. PERSONS DEEMED OWNERS; HOLDERS. The Corporation may deem and treat the person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal and premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue. With respect to any Note at any time outstanding, the term "holder," as used herein, shall be deemed to mean the person in whose name such Note is registered as aforesaid at such time.

                     5. EARLY REDEMPTION.

                     (a) Upon Change of Control. The Corporation shall notify the Holder at least 10 business days prior to a record date of a transaction which would result in a Change of Control (as defined below) of the Corporation. Upon receipt of such notice, the Holder shall have the right to require the Corporation (i) to redeem any or all of this Note, including the PIK Notes (as defined below), at a cash price equal to 100% of the principal amount of this Note, plus all accrued and unpaid interest and the Applicable Premium Amount (as defined below) as of the effective date of the Change of Control, or (ii) to convert the principal amount of any or all of this Note (at the Holder's option), including the PIK Notes and the Applicable Premium Amount (as defined below), into shares of Common Stock, determined by dividing the aggregate principal amount of this Note to be converted by the Common Stock Conversion Price, with the proportional value of any fractional shares resulting therefrom paid by the Corporation in cash to the Purchaser.

                     (b) Optional Prepayment by the Corporation. From and after the first anniversary of the final Closing, the Corporation shall have the right to prepay the entire principal amount, and only the entire principal amount, of the Note, with all accrued and unpaid interest to the date of prepayment, at any time without premium or penalty, upon at least 10 Business Days' notice of the date of prepayment. The Holder shall have the right at any time prior to the third business day prior to date of prepayment to convert this Note pursuant to
Section 15 hereof.

                     (c) Certain Definitions. As used herein, the following terms shall have the following meanings:


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
                     "Applicable Premium Amount" shall mean, with respect to this Note, as of any specified date prior to May 1, 2005, an amount equal to the interest that would have accrued on the outstanding principal amount of this Note during the period beginning on such date fixed and ending on May 1, 2005.

                     "Change of Control" shall mean the consummation by the Corporation of (x) a merger or consolidation with or into any other entity (other than a merger or consolidation in which (1) at least 50% of the voting capital stock of the Corporation (or the surviving or resulting entity, if other than the Corporation) outstanding immediately after the effective date of such merger is owned of record or beneficially by persons who owned voting capital stock of the Corporation immediately prior to such merger or consolidation and in substantially the same proportions in which such stock was held immediately prior to such merger or consolidation and such persons continue to have the right to elect a majority of the Board of Directors of the Corporation, (2) immediately after the effective date of such merger or consolidation a majority of the seats on the Corporation's Board of Directors are held by persons who were directors of the Corporation immediately prior to such effective date, and (3) no Event of Default shall have occurred as a result of the consummation thereof), or (y) any sale, lease or other disposal of all or substantially all of its assets and properties as an entirety in a single transaction or series of related transactions to an unaffiliated third party purchaser or purchasers, or (z) a transaction or series of related transactions in which a majority of the outstanding capital stock of the Corporation shall be acquired by an unaffiliated third party or parties.

                     6. NOTICE OF PREPAYMENT AND OTHER NOTICES. The Corporation shall give written notice of any prepayment of this Note pursuant to Section 5 not less than 10 days prior to the date fixed for such prepayment. Such notice shall include a reasonably-detailed description of the consideration, if any, to be received by holders of Common Stock in connection with the related Change of Control and a calculation of the Applicable Premium Amount to be paid in respect of such prepayment. Such notice of prepayment and all other notices to be given to any holder of this Note shall be given by registered or certified mail to the person in whose name this Note is registered at its address designated on the register maintained by the Corporation on the date of mailing such notice of prepayment or other notice. Unless the holder elects prior to such date fixed for prepayment to convert this Note pursuant to Section 15 hereof, upon notice of prepayment being given as aforesaid, the Corporation covenants and agrees that it will prepay, on the date therein fixed for prepayment, the entire principal amount hereof together with interest accrued hereon and Applicable Premium Amount hereon to the date fixed for such prepayment. Notwithstanding the foregoing, any such notice may specify that the obligation to make such prepayment is conditional upon the closing of the transaction requiring such prepayment, and, unless a notice of conversion delivered pursuant to Section 15 states to the contrary, any notice of conversion given while such a transaction is pending shall also be conditional upon the closing of such transaction, and no prepayment shall be required and no conversion shall be effected, unless and until such transaction is consummated.


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
                     7. INTEREST AND PREMIUM AFTER DATE FIXED FOR PREPAYMENT. If this Note is to be prepaid pursuant to Section 5 hereof, this Note shall (unless the provisions of the last sentence of Section 6 become applicable) cease to bear interest on and after the date fixed for such prepayment unless, upon presentation for the purpose, the Corporation shall fail to pay this Note, in which event the principal amount of this Note, and, so far as may be lawful, any overdue installment of interest or overdue Applicable Premium Amount, shall bear interest on and after the date fixed for such prepayment and until paid at the rate per annum provided herein for overdue principal.

                     8. SURRENDER OF NOTES; NOTATION THEREON. As a condition to obtaining any payment of or receiving any shares issuable upon the conversion of all or any portion of the principal amount of this Note, the Corporation may require the holder hereof to surrender this Note, and in such event the Corporation will execute and deliver at the expense of the Corporation, upon such surrender, a new Note registered in the name of such person or persons as may be designated by such holder for the principal amount of this Note then remaining unpaid and not converted pursuant to Section 15 hereof, dated as of the date to which interest has been paid on the principal amount of this Note then remaining unpaid, or may require the holder to present this Note to the Corporation for notation hereon of the conversion of the portion of the principal amount of this Note so converted.

                     9. AFFIRMATIVE COVENANTS. The Corporation covenants and agrees that, so long as any Note shall be outstanding:

                     (a) Maintenance of Office. The Corporation will maintain an office or agency in Herndon, Virginia (or such other place in the United States of America as the Corporation may designate in writing to the registered holder hereof), where the Notes may be presented for registration of transfer and for exchange as herein provided, where notices and demands to or upon the Corporation in respect of the Notes may be served and where, at the option of the holders thereof, the Notes may be presented for payment. Until the Corporation otherwise notifies the holders of the Notes, said office shall be the principal office of the Corporation in Herndon, Virginia.

                     (b) Payment of Taxes. The Corporation will promptly pay and discharge or cause to be paid and discharged, before the same shall become in default, all lawful taxes and assessments imposed upon the Corporation or any subsidiary or upon the income and profits of the Corporation or any subsidiary, or upon any property, real, personal or mixed, belonging to the Corporation or any subsidiary, or upon any part thereof by the United States or any State thereof, as well as all lawful claims for labor, materials and supplies, which, if unpaid, would become a lien or charge upon such property or any part thereof; provided, however, that the Corporation shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim (i) so long as both (x) the Corporation has set aside adequate reserves for such tax, assessment, charge, levy or claim and (y) the Corporation shall be contesting the validity thereof in good faith by appropriate proceedings or the Corporation shall, in its good faith judgment, deem the validity thereof to be questionable and the party to whom such tax, assessment, charge, levy or claim is allegedly owed shall not have made written demand for the payment thereof or (ii) where the failure to pay or discharge would not have a material adverse effect on the properties, assets, financial condition, operating results, business or prospects of the Corporation and its subsidiaries, taken as a whole (a "Material Adverse Effect").

                     (c) Corporate Existence. The Corporation will do or cause to be done all things necessary and lawful to preserve and keep in full force and effect its corporate existence, rights and franchises under the laws of the United States or any State thereof; provided, however, that nothing in this subsection (c) shall prevent a consolidation or merger of, or a sale, transfer or disposition of all or any substantial part of the property and assets of, the Corporation, or the abandonment or termination of any rights or franchises of the Corporation, if such abandonment or termination is, in the good faith business judgment of the Corporation, in the best interests of the Corporation or would not have a Material Adverse Effect.

                     (d) Maintenance of Property. The Corporation will at all times maintain and keep, or cause to be maintained and kept, in good repair, working order and condition all significant properties of the Corporation used in the conduct of the business of the Corporation, and will from time to time make or cause to be made all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this subsection (d) shall require the making of any repair or renewal or the continuance of the operation and maintenance of any property or the retention of any assets, if such action (or inaction) is, in the good faith business judgment of the Corporation, in the best interests of the Corporation or would not have a Material Adverse Effect.

                     (e) Insurance. The Corporation will keep adequately insured, by financially sound and reputable insurers, all property of a character usually insured by corporations engaged in the same or a similar business similarly situated against loss or damage of the kinds customarily insured against by such corporations and carry, with financially sound and reputable insurers, such other insurance (including, without limitation, liability insurance) in such amounts as are available at reasonable expense and to the extent believed necessary in the good faith business judgment of the Corporation.

                     (f) Keeping of Books. The Corporation will at all times keep proper books of record and account in which proper entries will be made of its transactions in accordance with generally accepted accounting principles consistently applied.

                     (g) Notice of Default. If any one or more events which constitute, or which with notice or lapse of time or both would constitute, an Event of Default under Section 11 shall occur, or if the holder of any Note shall demand payment or take any other action permitted upon the occurrence of any such Event of Default, the Corporation shall immediately after it becomes aware that any such event would with or without notice or lapse of time or both constitute such an Event or that such demand has been made or that any such action has been taken, give notice to the holder of this Note, specifying the nature of such event or of such demand or action, as the case may be; provided, however, that if such event, in the good faith judgment of the Corporation, will be cured within ten Business Days after the Corporation has knowledge that such event would, with or without notice or lapse of time or both, constitute such an Event of Default, no such notice need be given if such Event of Default shall be cured within such ten-day period.

                     (h) Information Covenants. The Corporation will furnish each Holder:

                     (i) Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each fiscal year of the Corporation, a consolidated balance sheet and income statement of the Corporation, as of the end of such fiscal year, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing and whose opinion shall be to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the Corporation as a going concern;

                     (ii) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Corporation, a consolidated balance sheet and income statement of the Corporation, as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal quarter, in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year or the end of the fiscal year, as presented by the Corporation in the Company SEC Filings, all such financial information described above to be in reasonable form and detail, and accompanied by a certificate of an executive officer of the Corporation to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Corporation and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments;

                     (iii) Monthly Financial Information. A consolidated balance sheet and income statement of the Corporation as of the end of each month, together with related consolidated statements of cash flow, by the twentieth (20th) calendar day of each fiscal month, with respect to the preceding fiscal month; provided, however, at the end of each of the first three fiscal quarters of the fiscal year, the Corporation shall provide such consolidated balance sheet, income statement and statement of cash flow by the forty-fifth (45th) calendar day after the end of such fiscal quarter; and provided further, at the end of the fourth fiscal quarter of such fiscal year, the Corporation shall provide such consolidated statements by the ninetieth (90th) calendar day after the end of the fiscal year. The monthly financial statements shall be accompanied by a certificate of


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
           an executive officer of the Corporation to the effect that such monthly financial statements fairly present in all material respects the financial condition of the Corporation and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments;

                     (iv) Annual Business Plan and Budgets. No later than the twenty-fifth (25th) calendar day prior to the end of each fiscal year of the Corporation, an annual business forecast of the Corporation containing, among other things, projected financial statements for the next fiscal year, financial and operating budgets and cash flow projections on a monthly basis (collectively, the "Annual Budget"); together with appropriate supporting details; as soon as possible, but in no event later than forty-five (45) days after the close of each of the first three fiscal quarters and ninety (90) days after the close of each fiscal year, a statement in which the actual results of such fiscal quarter are compared with the most recent forecasts for such fiscal quarter; and as soon as available, any material revisions to the Annual Budget;

                     (v) Reports. Promptly upon transmission or receipt thereof, copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Corporation shall send to its shareholders or to a holder of any indebtedness owed by the Corporation in its capacity as such a holder; provided, however, that notwithstanding the foregoing, the Corporation will not furnish to any Holder any material non-public information regarding the Corporation unless such Holder shall have signed a confidentiality agreement reasonably acceptable to the Corporation agreeing to maintain such information confidential and to refrain from trading in the Common Stock until the Corporation has advised such Holder, or such Holder otherwise discovers, that such information has ceased to be material or has been disclosed to the public.

                     10. MODIFICATION BY HOLDERS; WAIVER. The Corporation may, with the written consent of the holders of not less than 66 2/3% in principal amount of the Notes then outstanding, modify the terms and provisions of the Notes or the rights of the holders of the Notes or the obligations of the Corporation thereunder, and the observance by the Corporation of any term or provision of the Notes may be waived with the written consent of the holders of not less than 66 2/3% in principal amount of the Notes then outstanding; provided, however, that no such modification or waiver shall:

                     (a) change the maturity of any Note or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon or reduce the amount or change the time of payment of premium payable on any prepayment thereof without the consent of the holder of each Note so affected; or

                     (b) give any Note any preference over any other Note; or


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
                     (c) reduce the applicable aforesaid percentages of Notes, the consent of the holders of which is required for any such modification.

                     Any such modification or waiver shall apply equally to all the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Corporation, whether or not such Note shall have been marked to indicate such modification or waiver, but any Note issued thereafter shall bear a notation referring to any such modification or waiver. Promptly after obtaining the written consent of the holders as herein provided, the Corporation shall transmit a copy of such modification or waiver to all the holders of the Notes at the time outstanding.

                     11. EVENTS OF DEFAULT. If any one or more of the following events, herein called "Events of Default," shall occur, for any reason whatsoever, and whether such occurrence shall, on the part of the Corporation, be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of a court of competent jurisdiction or any order, rule or regulation of any administrative or other governmental authority and such Event of Default shall be continuing:

                     (a) default shall be made in the payment of the principal of any Note or the premium thereon, if any, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

                     (b) default shall be made in the payment of any installment of interest on any Note according to its terms when and as the same shall become due and payable and such default shall continue for a period of 15 days; or

                     (c) (i) commencement of a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) filing a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, (iii) consenting to or failing to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) applying for or consenting to, or failing to contest to, in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admitting in writing its inability to pay its debts as they become due, (vi) making a general assignment for the benefit of creditors, or (vii) taking any corporate action for the purpose of authorizing any of the foregoing; or

                     (d) the entry of a decree or order by any court of competent jurisdiction in respect of the Corporation or any material subsidiary granting (i) relief in any involuntary case under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) appointment of a trustee, receiver, custodian, liquidator or the like for the Corporation or any material subsidiary or for all or any substantial part of their respective assets, domestic or foreign, and


                                       9
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           such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days; or

                     (e) (i) a default by the Corporation in any material respect shall have occurred in any covenant to which the Corporation is subject in the Purchase Agreement or any Ancillary Document (as defined in the Purchase Agreement) or (ii) a payment default (other than any payment defaults disclosed in the Purchase Agreement including those payment defaults related to agreements with which the Company is a party with Nortel Networks Inc. or General Electric Capital Corporation (the "Specified Defaults"), provided, that such Specified Defaults are waived within 10 days of the date hereof (or such later date as the Network Services Term Sheet is executed) and then only for so long as such waivers shall be in effect) shall have occurred or acceleration of the payment of the indebtedness (other than acceleration solely in response to any events of default disclosed in the Purchase Agreement) shall have been commenced under any agreement or document evidencing indebtedness of the Corporation;

then, the holder or holders of at least a majority in aggregate principal amount of the Notes at the time outstanding may, at its or their option, by written notice to the Corporation, declare all the Notes to be, and all the Notes shall thereupon be and become, forthwith due and payable together with interest accrued thereon without presentment, demand, protest or further notice of any kind, all of which are expressly waived to the extent permitted by law; provided, however, that, upon the occurrence and during the continuance of any of the events specified in subsections (a) or (b) of this Section 11, the holder of any Note at the time outstanding may, at its option by notice in writing to the Corporation, declare any Note or Notes then held by it to be, and such Note or Notes shall thereupon be and become, forthwith due and payable together with interest accrued thereon without presentment, demand, protest or further notice of any kind, all of which are expressly waived to the extent permitted by law. Notwithstanding the foregoing, nothing in this Section 11 shall impair the right of the holder of this Note to convert all or any portion of this Note into Common Stock in accordance with the provisions of Section 15 hereof.

                     At any time after any declaration of acceleration has been made as provided in this Section 11, the holders of at least 66-2/3% in principal amount of the Notes then outstanding may, by notice to the Corporation, rescind such declaration and its consequences if the Corporation has paid all overdue installments of interest on the Notes and all principal (and premium, if any) that has become due otherwise than by such declaration of acceleration; and all other defaults and Events of Default (other than nonpayments of principal and interest that have become due solely by reason of acceleration) shall have been remedied or cured or shall have been waived pursuant to this paragraph; provided, however, that no such rescission shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

                     Without limiting the foregoing, the Corporation hereby waives any right to trial by jury in any legal proceeding related in any way to this Note or the Notes and agrees that any such proceeding may, if the holder so elects, be brought and enforced in any state or, if applicable federal court,


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
located in New York City in the Borough of Manhattan and the Corporation hereby waives any objection to jurisdiction or venue in any such proceeding commenced in such court. The Corporation further agrees that any process required to be served on it for purposes of any such proceeding may be served on it, with the same effect as personal service on it within the State of Delaware, by registered mail addressed to it at its office or agency set forth in Section 19 for purposes of notices hereunder.

                     12. SUITS FOR ENFORCEMENT. In case any one or more of the Events of Default specified in Section 11 of this Note shall happen and be continuing, the holder of this Note may proceed to protect and enforce its rights by suit in equity, action at law and/or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or may proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the holder of this Note.

                     In case of any default under any Note, the Corporation will pay to the holder thereof such amounts as shall be sufficient to cover the out-of-pocket costs and expenses of such holder due to said default, including, without limitation, collection costs and reasonable attorneys' fees, to the extent actually incurred.

                     13. REMEDIES CUMULATIVE. No remedy herein conferred upon the holder of this Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

                     14. REMEDIES NOT WAIVED. No course of dealing between the Corporation and the holders of this Note or any delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of any right of any holder of this Note.

                     15. CONVERSION.

                     (a) Conversion of this Note into Common Stock. All or a portion of the principal amount of this Note shall, at any time and at the option of the Holder, be convertible into a number of shares of Common Stock, calculated by dividing the portion of the principal amount of such Notes to be converted (together with any accrued and unpaid interest on such portion of the principal amount) by $1.35 (subject to equitable adjustment for stock splits, stock dividends, recapitalizations, reorganizations or other similar events, the "Common Stock Conversion Price" or "Conversion Price") with the proportional value of any fractional shares resulting therefrom paid by the Corporation in cash to the Holder upon conversion. The Holder will give the Corporation at least 10 business days notice of its intention to convert all or a portion of the principal amount of the Notes into Common Stock, except if such conversion follows a notice of prepayment pursuant to Section 5(b) hereof. The Corporation shall present and deliver certificates evidencing the proper number of shares of Common Stock to the Holder, in such denominations and in such name or names as the Holder may designate by notice to the Corporation, to each Holder, at a time and place mutually agreeable to the Holder and the Corporation, in exchange for delivery of this Note to the Corporation. Upon receipt of this Note in exchange for such certificate or certificates of Common Stock, the Corporation shall cancel and destroy this Note, and this Note shall thereafter be null, void and of no effect. If any of the principal amount of Note tendered to the Corporation pursuant to this Section 15(a) shall remain unconverted and outstanding following the issuance of such Common Stock, the Corporation shall execute and deliver to the Holder at the same time and in the same manner as the certificate evidencing such Holder's Common Stock is delivered, a replacement note that shall be identical in all respects as this Note, except that the principal amount shall be reduced by the principal amount of this Note converted to Common Stock. If this Note has been issued pursuant to a Funding Request that is delivered after the automatic conversion of a previously-issued Note pursuant to
Section 1.04(b) thereof, it shall be convertible into Purchaser Conversion Preferred (as defined below). Upon notice from the Holder of its intention to convert all or a portion of the principal amount of this Note pursuant to this
Section 15(a) which would require the Holder and the Corporation to file applications or notices with any Governmental Authority (as defined in Section
2.06 of the Purchase Agreement), including pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Holder and the Corporation shall file such applications or notices as soon as practicable and comply promptly with any requests for additional information or documentary material relating to such applications or notices. The delivery by the Holder to the Corporation of a notice to file such applications or notices with a Governmental Authority shall in no way obligate the Holder to convert any principal amount of this Note.

                     (b) Automatic Conversion of this Note into Preferred Stock. Simultaneous with the Corporation raising an aggregate of $50,000,000 (the "Conversion Amount") in cash through the issuance of convertible preferred stock prior to the Maturity Date, excluding the Notes and PIK Notes, but including shares issued upon conversion of up to $20,000,000 aggregate principal amount of the Corporation's 10% Convertible Senior Secured Notes due February 20, 2006 issued to affiliates of Welsh, Carson, Anderson & Stowe ("Welsh Carson") (excluding any notes issued to Welsh Carson in kind for interest on such notes), all of the principal amount of this Note, together with any PIK Notes, Notes then-payable in kind for accrued and unpaid interest as of such date and Notes to be purchased on such date by the Purchaser, subject to satisfaction of all applicable conditions set forth in Section 6.02 of the Purchase Agreement, at a special Closing on such date with a Purchase Price equal to the difference between $30,000,000 and the aggregate Purchase Price paid by the Purchaser pursuant to all Closings completed pursuant to this Agreement as of such date pursuant to the terms of the Purchase Agreement (collectively, the "Purchaser Conversion Notes"), shall be converted into shares of convertible preferred stock ("Purchaser Conversion Preferred") on the same terms (including purchase price) as, and having the same rights, preferences, privileges and restrictions as shares issued (the "Recent Equity Financing Shares") pursuant to the Corporation's most recent preferred stock financing (the "Recent Equity Financing"), except that the initial conversion price of such Purchaser Conversion Preferred shall be the equivalent of the lesser of (i) the initial conversion price of the Recent Equity Financing Shares, (ii) the initial conversion price of shares issued pursuant to any financing which comprises a portion of the Conversion Amount (excluding shares issued upon conversion of the notes previously issued to Welsh Carson referred to above), and (iii) the Common

Stock Conversion Price. The Purchaser Conversion Preferred shall be of the same class, but separate series, as the Recent Equity Financing Shares. The proportional value of any fractional shares resulting from the issuance of Purchaser Conversion Preferred shall be paid by the Corporation in cash to the Purchaser. Notwithstanding the foregoing, the following actions by the Corporation shall not be aggregated in calculating the Conversion Amount: (i) the issuance of any shares of Common Stock pursuant to a stock option plan approved by the Corporation's Board of Directors, (ii) the issuance of stock, warrants or other securities or rights to persons or entities with which the Corporation has bona fide business relationships provided such issuances are for other than primarily equity financing purposes, provided that in any such case (involving the foregoing clauses (i) or (ii)) such issuance has been approved by a majority of the members of the Corporation's Board of Directors. The Corporation will provide the Holder with at least 10 business days notice in advance of an expected closing of an equity financing which will result in the raising of the Conversion Amount, noting the time and place of such event. The Corporation shall present and deliver certificates evidencing the proper number of Recent Equity Financing Shares to the Holder, in such denominations and in such name or names as the Holder may designate by notice to the Corporation, to the Holder at the closing of the Recent Equity Financing in exchange for delivery of this Note to the Corporation. Upon receipt of this Note in exchange for such certificate or certificates of stock evidencing the proper number of Recent Equity Financing Shares, the Corporation shall cancel and destroy this Note or Notes, and this Note or Notes shall thereafter be null, void and of no effect. In the event that conversion of all or a portion of the principal amount of this Note into Purchaser Conversion Preferred pursuant to this Section 15(b) requires the Holder and the Corporation to file applications or notices with any Governmental Authority (as defined in Section 2.06 of the Purchase Agreement), including pursuant to the HSR Act, the Holder and the Corporation shall file such applications or notices as soon as practicable upon receipt of notice of an expected closing of an equity financing which will result in the raising of the Conversion Amount. In such event, such conversion shall be effected only to the extent and in such amounts not prohibited by any Governmental Authority or applicable law until authorization from such Governmental Authority and/or relief under applicable law shall be obtained (which may take the form of obtaining a favorable ruling from such Governmental Authority, or the expiration or early termination of any applicable waiting periods), at which time any remaining unconverted Notes subject to conversion pursuant to this Section 15(b) shall be converted into Purchaser Conversion Preferred.

                     (c) Conversion Prior to Optional Prepayment. In the event the holder of this Note receives a notice from the Corporation in accordance with Section 5(b) that the Corporation intends to optionally prepay the Note, the holder of this Note shall have the option, prior to the consummation of such prepayment, to convert all or portion of the unpaid principal amount of this Note together with a corresponding portion of the accrued interest hereon into shares of Common Stock in accordance with the terms of paragraph (a) above. The holder shall exercise such right of conversion by giving written notice to the Corporation in accordance with paragraph (a) above prior to the date of such prepayment referred to in the Corporation's notice to the holder in accordance with Section 6.

                     (d) Issuance of Certificates; Time Conversion Effected. Promptly after (i) the receipt of the written notice referred to in paragraph
(a) above or (ii) the occurrence of the events described in paragraph (b) above, as the case may be, and surrender of this Note, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock or preferred stock, as the case may be, issuable upon the conversion of such unpaid principal amount of this Note together with interest and any Applicable Premium Amount. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which this Note shall have been surrendered as aforesaid, and at such time the rights of the holder of this Note, to the extent of the principal amount thereof and any other amounts to be converted, shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock, or preferred stock, as the case may be, shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                     (e) Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of the principal amount of this Note or any portion thereof, and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. In case of the conversion of only a portion of the unpaid principal amount of this Note, the holder hereof, at its option, may require the Corporation to execute and deliver at the expense of the Corporation (other than for transfer taxes, if any), upon surrender of this Note, a new Note registered in the name of such person or persons as may be designated by such holder for the principal amount of this Note then remaining unpaid, dated as of the date to which interest has been paid on the principal amount of this Note then remaining unpaid, or may present this Note to the Corporation for notation hereon of the payment of the portion of the principal amount of this Note so converted. If any fractional interest in a share of Common Stock or preferred stock, as the case may be, would, except for the provisions of the first sentence of this paragraph
(e), be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering this Note for conversion an amount in cash equal to such fractional interest multiplied by the Conversion Price then in effect.

                     (f) Adjustment of Conversion Price upon Issuance of Common Shares. If and whenever the Corporation shall issue or sell, or is in accordance with subparagraphs (i) through (vii) deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the price (calculated to the nearest cent) determined by dividing (x) an amount equal to the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Notes) multiplied by the then existing Conversion Price, and (2) the consideration, if any, received by the Corporation upon such issue or sale, by (y) the total number of shares of Common Stock outstanding immediately after such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Notes).

                     No adjustment of the Conversion Price, however, shall be made in an amount less than $.01 per share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $.01 per share or more.

                     For purposes of this subparagraph (f), the following subparagraphs (i) to (vii) shall also be applicable:

                     (i) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") whether or not such Options, or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph
           (iii), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities. If at the end of the period during which such Options or Convertible Securities are exercisable not all Options or Convertible Securities shall have been exercised or converted, the adjusted Conversion Price shall be immediately readjusted to what it would have been based upon the number of additional shares of Common Stock actually issued in respect of such Options and Convertible Securities.

                     (ii) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible

           Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (1) except as otherwise provided in subparagraph (iii) below, no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (2) if any such issue or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this paragraph (f), no further adjustment of the Conversion Price shall be made by reason of such issue or sale. If at the end of the period during which such Convertible Securities are convertible not all Convertible Securities shall have been converted, the adjusted Conversion Price shall be immediately readjusted to what it would have been based upon the number of additional shares of Common Stock actually issued in respect of such Convertible Securities.

                     (iii) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph (i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph
           (i) or (ii), or the rate at which any Convertible Securities referred to in subparagraph (i) or (ii) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in subparagraph (i) or the rate at which any Convertible Securities referred to in subparagraph (i) or (ii) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.

                     (iv) Stock Dividends. Without duplication of the adjustment contemplated by clause (g) below, in case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                     (v) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefore shall be deemed to be the amount received by the Corporation therefore, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together compromising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

                     (vi) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                     (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purposes of this paragraph (f).

Notwithstanding anything to the contrary contained in this paragraph (f), paragraph (f) is subject to the prior approval of the Corporation's shareholders, which the Corporation shall seek to obtain as promptly as practicable, if such shareholder approval would be required under the Marketplace Rules of the Nasdaq National Market (the "NASDAQ") if paragraph (f) were to otherwise operate in accordance with its terms, unless the NASDAQ has waived such requirement.

                     (g) Subdivision or Combination of Stock. In case the Corporation shall at any time declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock or subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                     (h) Certain Issues of Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not make any adjustment of the Conversion Price in the case of (i) the issuance of shares of Common Stock upon conversion of Notes; (ii) the issuance of Options or shares of Common Stock to employees, directors or consultants of the Corporation or its subsidiaries, either directly or pursuant to Options, pursuant to plans or arrangements approved by the Board of Directors (or Compensation Committee thereof) of the Corporation; (iii) the issuance of shares of Common Stock in respect of any Convertible Securities or Options issued by the Corporation prior to the date of this Note; or (iv) the issuance of shares of Common Stock in connection with any acquisition, merger, consolidation, or other business combination transaction.

                     (i) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a Note shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such reorganization or reclassification, of the Conversion Price to the value for the Common Stock reflected by the terms of such reorganization or reclassification if the value so reflected is less than the Conversion Price in effect immediately prior to such reorganization or reclassification). In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of Common Stock of the surviving corporation are issuable to holders of Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation. The Corporation will not effect any such consolidation, merger, or any sale of all or substantially all of its assets or properties, unless prior to the consummation thereof the successor corporation or other entity (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume, by written instrument executed and mailed or delivered to each holder of Notes at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

                     (j) Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of Notes at the address of such holder as set forth in the register maintained by the Corporation for the registration of transfer and exchange of Notes, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                     (k) Other Notices. In case at any time:

                     (i) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                     (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                     (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation or other entity; or

                     (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of Notes at the address of such holder as set forth in the register maintained by the Corporation for the registration of transfer and exchange of Notes, (A) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

                     (l) Stock to Be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Notes as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of the unpaid principal amount of all outstanding Notes. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action within its control as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Notes would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation.

                     (m) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Notes shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Note the principal amount of which is being converted.

                     (n) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Note or of any shares of Common Stock issued or issuable upon the conversion of any Note in any manner which interferes with the timely conversion of such Note.

                     (o) Definition of Common Stock. As used in this Section 15, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, $.01 par value, as constituted on the date hereof, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the


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distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                     16. COVENANTS BIND SUCCESSORS AND ASSIGNS. All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Corporation shall bind its successors and assigns, whether so expressed or not.

                     17. GOVERNING LAW. This Note shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

                     18. HEADINGS. The headings of the Sections and subsections of this Note are inserted for convenience only and do not constitute a part of this Note.

                     19. NOTICES. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class certified mail, postage prepaid, by nationally recognized overnight courier, or by facsimile addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by the addressee to the addressor listing all parties:

                     if to the Corporation, to

                               SAVVIS Communications Corporation
                               12851 Worldgate Drive
                               Herndon, Virginia 20170
                               Fax:  (703) 234-8315
                               Attention:  Ms. Nancy Lysinger

                     with a copy to

                               SAVVIS Communication Corporation
                               717 Office Parkway
                               St. Louis, MO 63141
                               Fax: (314) 468-7550
                               Attention: Steven M. Gallant, Esq.

                     with a copy to

                               Hogan & Hartson L.L.P.
                               885 Third Avenue, 26th Floor
                               New York, New York 10022
                               Fax: (212) 409-9801
                               Attention: Christine M. Pallares, Esq.


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
                     if to the holder of this Note, to the address of such holder listed on Schedule I of the Purchase Agreement or such other address as the holder shall have provided to the Corporation in writing;

                     with a copy to

                               Weil, Gotshal & Manges LLP
                               767 Fifth Avenue
                               New York, New York  10153
                               Fax:  (212) 310-8007
                               Attention:  David E. Zeltner, Esq.

or, in any case, at such other address or addresses as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing, (c) in the case of delivery by overnight courier, on the business day following the date of delivery to such courier, and (d) in the case of facsimile, when received.











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
                     IN WITNESS WHEREOF, SAVVIS Communications Corporation has caused this Note to be signed in its corporate name by one of its officers thereunto duly authorized and to be dated as of the day and year first above written.


                                     SAVVIS COMMUNICATIONS CORPORATION

                                     By: /s/ Steven M. Gallant
                                         --------------------------------------
                                     Name: Steven M. Gallant
                                     Title: Vice President, General Counsel












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